NOTE AND LOAN AND SECURITY
                     AGREEMENT MODIFICATION AGREEMENT NO. 6

         This Agreement dated this 17th day of June, 1997, between ENVIRONMENT-ONE CORPORATION, a New York corporation with its principal place of business at P. O. Box 773, 2773 Balltown Road, Schenectady, New York 12301 (hereinafter called the "Borrower"), and FLEET BANK f/k/a FLEET BANK OF NEW YORK, a bank organized and existing under the laws of the State of New York having its principal banking house located at 69 State Street, Albany, New York 12207 (hereinafter called the "Lender" or the "Bank").

                              W I T N E S S E T H:

         WHEREAS, the Borrower did execute and deliver to the Lender a Three Million and no/100 Dollar ($3,000,000.00) Business Promissory Note dated December 30, 1992 (hereinafter called the "Note"); and

         WHEREAS, the Note was subject to the terms and conditions in a Loan and Security Agreement also dated the 30th day of December, 1992 between the Borrower and the Lender (hereinafter called the "Loan and Security Agreement"); and

         WHEREAS, the Note and the Loan and Security Agreement were modified by the parties pursuant to the terms of a Note and Loan and Security Agreement Modification Agreement by and between the Borrower and the Lender dated the 23rd day of March, 1994 (the "Modification Agreement"); and

         WHEREAS, the Note and the Loan and Security Agreement were modified by the parties pursuant to the terms of a Note and Loan and Security Agreement Modification Agreement No. 2 by and between the Borrower and the Lender dated the 20th day of March, 1995 (the "Modification Agreement No. 2"); and

         WHEREAS, the Note and the Loan and Security Agreement were modified by the parties pursuant to the terms of a Note and Loan and Security Agreement Modification Agreement No. 3 by and between the Borrower and the Lender dated the 30th day of March, 1995 (the "Modification Agreement No. 3"); and

         WHEREAS, the Note and the Loan and Security Agreement were modified by the parties pursuant to the terms of a Note and Loan and Security Agreement Modification Agreement No. 4 by and between the Borrower and the Lender dated the 18th day of October, 1995 (the "Modification Agreement No. 4"); and

         WHEREAS, the Note and the Loan and Security Agreement were modified by the parties pursuant to the terms of a Note and Loan and Security Agreement Modification Agreement No. 5 by and between the Borrower and the Lender dated the 17th day of June, 1996 (the "Modification Agreement No. 5"); and

         WHEREAS, the Borrower and the Lender desire to further modify certain terms of the Note and the Loan and Security Agreement, but only pursuant to the terms and conditions of this Note and Loan and Security Agreement Modification Agreement No. 6.

         NOW, THEREFORE, in pursuance of said agreement and in consideration of the mutual promises, covenants and agreements herein contained and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the Borrower and the Lender mutually agree and covenant as follows:

         1. The interest rate set forth in the first paragraph of the Note is hereby modified as follows:

                  "The Borrower agrees to pay interest on the disbursed, unpaid principal from the date hereof, computed on a 360 day basis, but chargeable on actual days, at a per annum rate equal to .50% above the "Fleet Bank Prime Rate", adjusted as of the date said "Fleet Bank Prime Rate" is changed at the Lender. The "Fleet Bank Prime Rate" is that rate announced from time to time by the Lender as a reference point for determining interest rates charged on certain loans and is not necessarily the lowest rate at which the Lender lends. At the option of the Borrower, the Borrower may make a one time election to choose a fixed rate of interest equal to the thirty (30) day LIBOR Rate, plus two hundred basis points (the "LIBOR Fixed Rate") to apply to the outstanding principal balance due under this Note for the balance of the term hereof. The LIBOR Rate is a rate per annum equal to the rate as determined on the basis of the offered rates for deposit in United States dollars for a period of time closest to the maturity of the thirty day interest period which appears on the Telerate page 3750 as of 11:00 a.m. London time as of the day that is three Banking Days preceding the first day of the period during which interest is to accrue at the LIBOR Fixed Rate (hereinafter the "Interest Period"). If such rate does not appear on the Telerate page, the rate for that date will be determined on the basis of the offered rates for deposits in United States dollars for a period of time comparable to the Interest Period which are offered by four major banks in the London Interbank Market at approximately 11:00 a.m. London time as of the day that is three Banking Days preceding the first day of the Interest Period in question. The principal London office of each of the four major London banks will be requested to provide a quotation of its United States dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in United States dollars to leading European banks for a period of time comparable to the Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time as of the day that is three Banking Days preceding the first day of the Interest Period in question. In the event the Bank is unable to obtain any such quotation as provided above, it will be deemed that a LIBOR Rate cannot be determined. In the event the Board of Governors of the Federal Reserve System shall impose a reserve percentage with respect to Eurodollar deposits of the Bank, then for any period during which such reserve percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to up to one (1) minus such reserve percentage. If the Borrower elects to have the outstanding principal balance due under this Note bear interest at the LIBOR Fixed Rate, three days prior to the end of each thirty (30) day Interest Period, interest on this Note shall automatically be repriced at the then thirty day LIBOR Fixed Rate, as such LIBOR Fixed Rate changes every thirty days. At any time that (i) the interest rate on the Note is the LIBOR Fixed Rate and (ii) the Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, the Borrower shall have the right at any time and from time to time to prepay the Note, in whole (but not in part), and the Borrower shall pay to the Bank a yield maintenance fee in an amount computed as follows:

         The current rate for United States Treasury securities (Bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Period as to which the prepayment is made shall be subtracted from the "cost of funds" component of the LIBOR Fixed Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount will be divided by three hundred sixty (360) and multiplied by the number of days remaining in the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury security rate and the number of days remaining in said Interest Period as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon the prepayment of the Loan. If by reason of an Event of Default the Bank elects to declare the Note to be immediately due and payable, than any yield maintenance fee with respect to the Note shall become due and payable in the same manner as though the Borrower had voluntarily exercised such right of prepayment. If an event of default should occur under this Note and be continuing, interest shall accrue hereunder at the Fleet Bank Prime Rate plus two and one-half of one percent until the earlier of (i) the event of default is cured, or (ii) this Note has been paid in full."

         2. The minimum "current ratio" financial covenant set forth in Schedule A (1) to the Loan and Security Agreement, as previously modified, is hereby modified to read in its entirety as follows:

         "(1) The Borrower  must maintain a minimum  "current  ratio" of 1.60 to
         1.00. For the purposes of this subparagraph, minimum current ratio shall mean the ratio of the Borrower's current assets to the Borrower's current liabilities as would be determined from the fiscal quarter and fiscal year end financial statements of the Borrower referenced in Schedule B hereof."

         3. The minimum "working capital" financial covenant set forth in Schedule A (2) to the Loan and Security Agreement, as previously modified, is hereby modified to read in its entirety as follows:

         "During the term of the Loan, the Borrower must maintain a minimum working capital of at least Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00). For the purposes of this subparagraph, working capital shall be defined as the amount by which the current assets of the Borrower exceed the current liabilities of the Borrower, as would be determined from the fiscal year end financial statements of the Borrower referenced in Schedule B hereof."

         4. The minimum "net worth" (a/k/a Total Shareholders' Equity) financial covenant set forth in Schedule A (3) to the Loan and Security Agreement, as previously modified, is hereby modified to read in its entirety as follows:

         "During the term of the Loan, the Borrower must maintain a minimum net worth (a/k/a Total Shareholders' Equity) of at least Five Million and no/100 Dollars ($5,000,000.00), as would be shown on the quarterly and fiscal year end financial statements of the Borrower referenced in Schedule B hereof. Beginning December 31, 1997 and on each of the Borrower's fiscal year ends thereafter during the term of this

         Agreement, the Borrower's aforementioned minimum net worth (a/k/a Total Shareholders' Equity) requirement will increase by Five Hundred Thousand and no/100 Dollars ($500,000.00) over the previous fiscal year's net worth. For the purposes of this subparagraph, net worth (a/k/a Total Shareholders' Equity) shall mean, as of any date of determination thereof, the sum of the following for the Borrower as would be determined (without duplication) on a balance sheet of the Borrower prepared in accordance with GAAP:

                  (i) the amount of common stock, plus

                  (ii) the amount of additional paid-in capital, plus

                  (iii) the amount of surplus and retained earnings or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit, less

                  (iv) the cost of common shares in Treasury."

         5. The minimum "debt service coverage ratio" financial covenant set forth in Schedule A (5) to the Loan and Security Agreement, as previously modified, is hereby modified to read in its entirety as follows:

         "During the term of the Loan, the Borrower must maintain a minimum debt service coverage ratio of 1.75 to 1.00. Debt service coverage ratio shall be defined as the sum of the Borrower's net income, plus depreciation, plus amortization and interest less dividends divided by the sum of the Borrower's current maturities of long term debt plus interest expense, as would be determined from the fiscal year end financial statements of the Borrower referenced in Schedule B hereof."

         6. The requirement that the Borrower submit to the Bank quarterly backlog reports is hereby eliminated.

         7. Except as expressly modified hereunder, all the terms and conditions of the Note, as previously modified pursuant to the terms of the Modification Agreement, the Modification Agreement No. 2, the Modification Agreement No. 3, the Modification Agreement No. 4 and the Modification Agreement No. 5, remain in full force and effect, with the exception of the modifications set forth in paragraph 1 above. All the terms and conditions of the Loan and Security Agreement, as previously modified pursuant to the terms of the Modification Agreement, the Modification Agreement No. 2, the Modification Agreement No. 3, the Modification Agreement No. 4 and the Modification Agreement No. 5 and as modified pursuant to the terms of paragraphs 2 through 6 above shall continue to apply to the Note as further modified hereunder.

         8. The Borrower hereby warrants and covenants to the Lender that as of the date of this Agreement, there are no disputes, offsets, claims or counterclaims of any kind or nature whatsoever under the Note, the Loan and Security Agreement, the Modification Agreement, the Modification Agreement No. 2, the Modification Agreement No. 3, the Modification Agreement No. 4, the Modification Agreement No. 5 or any of the documents executed in connection therewith or herewith or the obligations represented or evidenced thereby or hereby.

                  IN WITNESS WHEREOF, the parties hereto have executed this Note and Loan and Security Agreement Modification Agreement No. 6 as of the 17th day of June, 1997.

FLEET BANK                                     ENVIRONMENT-ONE CORPORATION


By:/s/Kevin P. Harrigan                          By: /s/Stephen V. Ardia
   --------------------                              -------------------
   Kevin P. Harrigan,                          Name: Stephen V. Ardia
   Vice President                             Title: Chairman, President & CEO



                                                By:  /s/Philip W. Welsh
                                                    ------------------
                                              Name: Philip W. Welsh
                                             Title: Treasurer

STATE OF NEW YORK   )
                    ) ss.:
COUNTY OF           )

                  On this 17th day of June, 1997, before me personally appeared Stephen V . Ardia, to me known, who being by me duly sworn, did depose and say that he resides at e West Lake Street, Skanaeteles, NY 13152 , that he is the Chairman, President & CEO of ENVIRONMENT-ONE CORPORATION, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

                                                      /s/Kathleen M. Goble
                                                      --------------------
                                                      Kathleen M. Goble
                                                      Notary Public

STATE OF NEW YORK   )
                    ) ss.:
COUNTY OF           )

                  On this 17th day of June, 1997, before me personally appeared Philip W. Welsh, to me known, who being by me duly sworn, did depose and say that he resides at 13 Nottingham Way So., Clifton Park, NY 12065 that he is the Treasurer of ENVIRONMENT-ONE CORPORATION, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.


                                                      /s/Kathleen M. Goble
                                                      --------------------
                                                      Kathleen M. Goble
                                                      Notary Public

STATE OF NEW YORK   )
                    ) ss.:
COUNTY OF ALBANY    )

                  On this 21st day of May, 1997, before me personally appeared Kevin P. Harrigan, to me known, who being by me duly sworn, did depose and say that he resides at 201 Autumn Run, Schenectady, New York 12309, that he is a Vice President of FLEET BANK, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.


                                                  /s/Oriana J. Farella
                                                  --------------------
                                                  Oriana J. Farella
                                                  Notary Public